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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of NSP Holdings L.L.C. omitting certain subsidiaries, which, considered in the aggregate, would not constitute a significant subsidiary.

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                                                    STATE OF              NAMES UNDER WHICH
                                                INCORPORATION OR         THE SUBSIDIARY DOES
           NAME OF SUBSIDIARY                     ORGANIZATION                 BUSINESS
NSP Holdings Capital Corp.                      Delaware, USA        NSP Holdings Capital Corp.

Norcross Safety Products LLC                    Delaware, USA        Norcross Safety Products

Norcross Capital Corp.                          Delaware, USA        Norcross Capital Corp.

Morning Pride Manufacturing LLC                 Delaware, USA        Morning Pride

North Safety Products (Proprietary) Limited     Africa               North Safety

North Safety Products, Inc.                     Delaware, USA        North Safety

North Safety Products, Ltd.                     Canada               North Safety

North Safety Products B.V.                      Netherlands          North Safety

North Safety Products Holding GmbH              Germany              North Safety

Kachele-Cama Latex GmbH                         Germany              Kachele-Cama Latex
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